KPMG LLP
Chartered Accountants
Box 10426, 777 Dunsmuir Street
Vancouver, BC V7Y 1K3
Canada

Telephone (604) 691-3000
Telefax (604) 691-3031
www.kpmg.ca

November 29, 2001

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for Sun Power Corporation (formerly Hyaton Organics Inc.) and, under the date of April 13, 2001, we reported on the consolidated financial statements of Hyaton Organics Inc. as of and for the years ended December 31, 2000 and 1999. On July 19, 2001, our appointment as principal accountants was terminated by management. We have read Sun Power Corporation ( formerly Hyaton Organics Inc.'s) statements included under Item 4 of its Form 8-K dated November 20, 2001, and we agree with such statements.

Very truly yours

/s/ KPMG LLP

KPMG LLP
Chartered Accountants